Exhibit (p)(18)

CODE OF ETHICS

Maerisland Capital, LLC (“Adviser”) has adopted the policies and procedures set forth in this Code of Ethics (this “Code”) which governs the activities of each member, manager, officer and employee of the Adviser (collectively, the “Employees”).

1.                                      PURPOSE OF CODE OF ETHICS

Rule 204A-1 under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), requires SEC registered investment advisers to establish, maintain and enforce a written code of ethics that, at a minimum, sets the standard of business conduct that the Adviser requires of its Employees, requires Employees to comply with applicable federal securities laws,(1) and sets forth provisions regarding personal securities transactions by Employees.

In addition, Rule 204A of the Advisers Act requires the Adviser to establish, maintain and enforce written policies and procedures reasonably designed to prevent the misuse of material, non-public information. Furthermore, the Adviser and each of its Employees has a fiduciary obligation to the Adviser’s clients to protect the confidentiality of all proprietary, sensitive or other confidential information communicated to the Adviser or such Employees by its clients. Finally, because the Adviser and each of its Employees is a fiduciary to the Adviser’s clients, the Adviser and such Employees must maintain the highest ethical standards and refrain from engaging in activities that may create actual or apparent conflicts of interest between the Adviser or such Employees, on the one hand, and the Adviser’s clients, on the other.

To ensure that federal securities laws are not violated, that client confidences are maintained, and that conflicts of interest are avoided, the Adviser has adopted the policies and procedures set forth in this Code. The policies and procedures set forth in this Code are intended to articulate the Adviser’s policies, educate the Employees about the issues and Adviser’s policies, establish procedures for complying and monitoring compliance with those policies and procedures, and ensure to the extent feasible that the Adviser satisfies its obligations in this area. By doing so, Adviser hopes to ensure that the highest ethical standards are maintained by the Adviser and its Employees and that the reputation of the Adviser is sustained.

2.                                      FIDUCIARY OBLIGATIONS IN GENERAL

As a fiduciary, the Adviser owes its’ clients more than honesty and good faith alone. The Adviser has an affirmative duty to act in the best interests of its clients and to make full and fair disclosure of all material facts, particularly where the Adviser’s interests may conflict with those of its clients. Pursuant to this duty, the Adviser must at all times act in its clients’ best interests, and the Adviser’s conduct will be measured against a higher standard of conduct than that used for mere commercial transactions. Among the specific obligations that the Securities and Exchange Commission (the “SEC”) has indicated flow from an adviser’s fiduciary duty are:

•                  A duty to have a reasonable, independent basis for its investment advice;

•                  A duty to obtain best execution for clients’ securities transactions where the adviser is in a position to direct brokerage transactions;

Appendix A

•                  A duty to ensure that its investment advice is suitable to the client’s objectives, needs and circumstances;

•                  A duty to be loyal to clients.

Each Employee owes the same fiduciary responsibilities to the Adviser’s clients as set forth above.

Fraudulent activities by Employees are prohibited. Specifically, any Employee, in connection with the purchase or sale, directly or indirectly, by such Employee of a security held or to be acquired by an Adviser client may not:

•                                          Employ any device, scheme or artifice to defraud the Adviser’s clients;

•                                          Make any untrue statement of a material fact to the Adviser’s clients or omit to state a material fact necessary in order to make the statements made to the Adviser’s clients, in light of the circumstances under which they are made, not misleading;

•                                          Engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the Adviser’s clients; or

•                                          Engage in any manipulative practice with respect to the Adviser’s clients.

If you have any questions regarding this Code, please contact Christopher Ainsworth, the Chief Operating Officer.

3.                                      DEFINITIONS

For purposes of this Code:

A.                                   “Access Person” means any Employee (i) who has access to nonpublic information regarding any clients’ purchase or sale of securities, or (ii) who is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic. All members, managers and officers are presumed to be Access Persons.

B.                                     “Automated Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

C.                                     “Beneficial Ownership” is interpreted in the same manner as it would be under Rule 16a-1(a)(2) in determining whether a person has beneficial ownership of a security for purposes of Section 16 of the 1934 Act. In general, beneficial ownership means that a person, directly, or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in the securities. A pecuniary interest means the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the securities. An indirect pecuniary interest includes (i) securities held by a member of a person’s immediate family sharing the same household, (ii) a persons’ interest in securities held by a trust, and (iii) a person’s right to acquire securities through the exercise of a derivative security. The definition of “beneficial ownership” is complex, and if you have any questions whether you have a beneficial interest in a security, please consult with the Chief Operating Officer. Any report filed under this Code may state that the report is not to be construed as an admission that the person making the report has any direct or indirect beneficial ownership in the security to which the report relates.

D.                                    “Fund” means an investment company registered under the Investment Company Act.

E.                                      “Initial Public Offering (IPO)” means an offering of securities registered under the 1933 Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the 1934 Act.

F.                                      “Inside Information” means material, nonpublic information (i.e., information which is not available to investors generally) that a reasonable investor would consider to be important in deciding whether to buy, sell or retain a security, including for example non-public information relating to a pending merger, acquisition, disposition, joint venture, contract award or termination, major lawsuit or claim, earnings announcement or change in dividend policy, significant product development, or the gain or loss of a significant customer or supplier. Any non-public information may be inside information regardless of whether it is developed internally or obtained from others (e.g., the issuer, current or prospective customers, suppliers or business partners). Information is considered non-public until the market has had a reasonable time after public announcement to assimilate and react to the information.

G.                                     “Limited Offering” means an offering that is exempt from registration under the 1933 Act pursuant to Sections 4(2) or 4(6) or Rule 504, 505 or 506. Limited Offerings are sometimes referred to as private placements of securities.

H.                                    “Personal Account” means any securities and futures account of an Employee or Managing Partner in which the Employee or Managing Partner has a direct or pecuniary interest or for which such Employee or Managing Partner influences or controls the investment decisions (other than accounts for the Adviser’s clients, except those clients who fall within the list in the next sentence). An account established for the benefit of the following will be presumed to be a Personal Account: (1) an Employee; (2) the spouse of an Employee; (3) any child of any Employee under the age of 21 of an Employee, whether or not residing with the Employee; (4) any other family member of the Employee residing in the same household with the Employee or to whose financial support the Employee makes a significant contribution; and (5) any other account in which the Employee has a direct or indirect beneficial interest (e.g. joint accounts, trustee accounts, partnerships, investment clubs, estates or closely held corporations in which the Employee has a beneficial interest).

I.                                         “Publicly Traded Security” means any equity or debt instrument traded on an exchange, through NASDAQ or through the “Pink Sheets,” any option to purchase or sell such equity or debt instrument, any index stock or bond group option that includes such equity or debt instrument, and futures contract on stock or bond groups that includes such equity or debt instrument, and any option on such futures contract. A Publicly Traded Security also means any security traded on foreign security exchanges, and publicly traded shares of registered closed-end investment companies, unit trusts, partnership and similar interests, notes, warrants, or fixed income instruments, and bonds and debt obligations issued by foreign governments, states, or municipalities. Securities issued by Funds, U.S. treasury bonds, notes and bills, U.S. savings bonds and other instruments issued by the U.S. government, debt instruments issued by a banking institution (such as bankers’ acceptances, certificates of deposit, commercial paper and other high-quality short-term debt instruments, including repurchase agreements) and U.S. and foreign currency (collectively, “Non-covered Securities”) are not considered Publicly Traded Securities for the purpose of this Code.

J.                                        “Purchase or sale of a security” includes, among other things, the writing of an option to purchase or sell a security.

K.                                    “Reportable Security” means a Security, except that it does not include: (1) direct obligations of the Government of the United States; (2) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments (including repurchase agreements); (3) shares issued by money market funds; (4) shares issued by open-end funds; and (5) shares issued by unit investment trusts that are invested exclusively in one or more open-end Funds.

L.                                      “Security” means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing.

M.                                 “Security Held or to be Acquired” includes: (1) any Reportable Security which, within the most recent 15 days: (a) is or has been held by any client of the Adviser; or (b) is being or has been considered by the Adviser for purchase by any client of the Adviser; and (2) any option to purchase or sell, and any security convertible into or exchangeable for, a Reportable Security described in clauses (1) or (2) above.

4.                                      INSIDER TRADING

It is unlawful to engage in “Insider Trading.” This means, in general, that no “insider” may (1) purchase or sell a security on the basis of material, nonpublic information or (2) communicate material, nonpublic information about a company to another person where the communication leads to, or is intended to lead to, a purchase or sale of securities of such company. Because the Adviser does not have an investment banking division or affiliate, it is anticipated that Employees will not routinely receive “inside information.” From time to time, however, Employees may receive such information. To educate Employees, more information describing “Insider Trading” and the penalties for such trading is set forth below. Compliance procedures regarding the use of inside information by Employees are also described.

4.1                               Insider Trading Defined

The term “Insider Trading” is generally used to refer to (1) a person’s use of material, nonpublic information in connection with transactions in securities and (2) certain communications of material, nonpublic information.

The laws concerning Insider Trading generally prohibit:

•                                          The purchase or sale of securities by an insider, on the basis of material, nonpublic information;

•                                          The purchase or sale of securities by a non-insider, on the basis of material, nonpublic information where the information was disclosed to the non-insider in violation of an insider’s duty to keep the information confidential or was misappropriated; or

•                                          The communication of material, nonpublic information in violation of a confidentiality obligation where the information leads to a purchase or sale of securities.

4.2                               Who is an Insider?

The concept of “insider” is broad. It generally includes officers, directors, partners, employees and controlling shareholders of a company or other entity. In addition, a person can be considered a “temporary insider” of a company or other entity if he or she enters into a confidential relationship in the conduct of the company’s or entity’s affairs and, as a result, is given access to information that is intended to be used solely for such company’s or entity’s purposes. A temporary insider can include, among others, an entity’s attorneys, accountants, consultants, investment bankers, commercial bankers and the employees of such organizations. In order for a person to be considered a temporary insider of a particular entity, the entity must expect that the person receiving the information keep the information confidential and the relationship between the entity and the person must at least imply such a duty. Analysts are usually not considered insiders of the entities that they follow, although if an analyst is given confidential information by an entity’s representative in a manner which the analyst knows or should know to be a breach of that representative’s duties to the entity, the analyst may become a temporary insider.

4.3                               What is Material Information?

Trading on the basis of inside information is not a basis for liability unless the information is “material.” Material information is generally defined as information that a reasonable investor would likely consider important in making his or her investment decision, or information that is reasonably certain to have a substantial effect on the price of a company’s securities. Information that should be considered material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidity problems and extraordinary management developments. Material information does not have to relate to a company’s business; it can be significant market information. For example, a reporter for The Wall Street Journal was found criminally liable for disclosing to others the dates on which reports on various companies would appear in The Wall Street Journal and whether or not those reports would be favorable.

4.4                               What is Nonpublic Information?

Information is nonpublic unless it has been effectively communicated to the market place. For information to be considered public, one must be able to point to some fact to show that the information has been generally disseminated to the public. For example, information found in a report filed with the SEC or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal or another publication of general circulation is considered public. Market rumors are not considered public information.

4.5                               What is “Trading on the Basis of” Material Nonpublic Information?

Generally, a purchase or sale of a security is made “on the basis of” material nonpublic information about that security or issuer if the person making the purchase or sale was aware of the material nonpublic information when the person made the purchase of sale.

4.6                               Penalties for Insider Trading

Penalties for trading on or communicating material, nonpublic information are severe, both for the individuals involved in the unlawful conduct and for their employers. A person can be subject to some or all of the penalties set forth below even if he or she does not personally benefit from the violation. Penalties include:

•                                          civil injunctions;

•                                          disgorgement of profits;

•                                          jail sentences;

•                                          fines for the person who committed the violation of up to three times the profit gained or loss avoided (per violation or illegal trade), whether or not the person actually benefited from the violation; and

•                                          fines for the employer or other controlling person of the person who committed the violation of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided (per violation or illegal trade).

In addition, any violation of the procedures set forth in this Code can be expected to result in serious sanctions by the Adviser, including dismissal of the persons involved.

4.7                               Policy Statement Regarding Insider Trading

The Adviser expects that each of its Employees will obey the law and not trade on the basis of material, nonpublic information. In addition, the Adviser discourages its Employees from seeking or knowingly obtaining material, nonpublic information.

4.8                               Procedures to Prevent Insider Trading

If any Employee receives any information which may constitute material, nonpublic information, the Employee (1) may not buy or sell any securities, including options or other securities convertible into or exchangeable for such securities, for a Personal Account or a client account, (2) may not communicate such information to any other person, including family members and friends (other than the Chief operating Officer) and (3) must discuss promptly such information with the Chief Operating Officer.

It is a good practice for each Employee who routinely contacts issuers or analysts to identify himself or herself as being associated with the Adviser and identify the Adviser as an investment management firm, and, after the conversation, make a memorandum memorializing the conversation with the issuer or analyst (including the beginning of the conversation where such Employee identified himself as associated with the Adviser).

5.                                      OTHER CONFIDENTIAL INFORMATION

Certain information obtained by the Adviser that does not constitute “inside” information still constitutes confidential information that must be protected by the Adviser and its Employees. Compliance procedures regarding the use and treatment of that confidential information are set forth below.

5.1                               Confidential Information Defined

As noted above, even if the Adviser and its Employees do not receive material, nonpublic information (i.e., “inside information”), such persons may receive other confidential or sensitive information from or about the Adviser’s clients, and they will also receive confidential or proprietary information about the Adviser’s affairs.

“Confidential Information” means any non-public information concerning the Adviser’s activities or developed by the Adviser or received by the Adviser under an express or implied agreement or understanding the information will be treated in confidence or used only for a limited purpose, regardless of whether or not it would be considered to be important by any other person.

Confidential Information may be in written, audio, video or computer readable form, or may be acquired through conversations in which an Employee is a party or which he or she has overheard. Such Confidential Information may include, among other things, information entrusted to the Adviser by its clients, including his or her name and related financial information, the names of securities the Adviser intends to buy or sell, and new product information or business plans.

Given the breadth of the above, all information that an Employee obtains through the Adviser should be considered confidential unless that information is specifically available to the public.

5.2                               Policy Statement Regarding Use and Treatment of Confidential Information

All Confidential Information, whatever the source, may be used only in the performance of the Employee’s duties with the Adviser. Confidential Information may not be used for any personal purpose, including the purchase or sale of securities for a Personal Account.

5.3                               Procedures Regarding Use and Treatment of Confidential Information

Employees have an obligation to be aware of, and sensitive to their treatment of Confidential Information. To safeguard this information:

•                                          Precautions must be taken to avoid storing Confidential Information in plain view in public areas of the Adviser’s facilities, including the reception areas, conference rooms and kitchens, and Employees must remove Confidential Information from these areas where it may be seen by visitors or other third parties.

•                                          Visitors must be escorted in and out of the office by Employees.

•                                          Particular care must be exercised when Confidential Information must be discussed in public places, such as restaurants, elevators, taxicabs, trains or airplanes.

•                                          Unless required by law, Confidential Information may not be shared with any person, including any spouse or other family member, who is not an Employee (or is not otherwise subject to a confidentiality agreement with the Adviser) and who does not have a reason relating to such Employee’s responsibilities within the Adviser to know that information.

6.                                      PERSONAL TRADING

6.1                               Fiduciary Duty to Avoid Conflicts of Interest with Client Accounts

Potential conflicts of interest may exist between the Adviser and its advisory clients. To the extent such potential conflicts exist, the employee or managing partner with knowledge of such conflict will disclose the nature of the activity to the Chief Operating Officer prior to engaging such activity.

Sections 206(1) and 206(2) of the Advisers Act address conflicts of interest that may arise in an investment advisory relationship, even though the conflicts may not specifically involve prohibited activities. Potential conflicts of interest and the higher standard of disclosure to which they are subject, include but are not limited to:

•                  when an adviser receives compensation, directly or indirectly, from a source other than the client for recommending a security, the adviser must disclose the nature and extent of the compensation (e.g., when an adviser receives products and services from a consultant, directly or through an affiliate or subsidiary as a package of “bundled” services);

•                  when an adviser or an affiliate will be buying or selling the same securities as a client, the client should be informed of this fact and also whether the adviser (or the affiliate) is or may be taking a position inconsistent with the client’s position; and

•                  when an adviser or related party compensates a third party for referring a client, the material terms of the arrangement must be disclosed to, and acknowledged, by the client.

The Adviser’s employees are required to report to the Chief Operating Officer any conflict of interest or perceived conflict of interest mentioned above. In addition, Employees must report personal conflicts or perceived conflicts that may exist between them and the Adviser or the Adviser’s clients. Potential areas of personal conflicts include but are not limited to:

•                  Outside business activities (see Section 7 of this Appendix)

•                  Giving and accepting gifts in relation to Adviser’s business (see Section 8 of this Appendix)

•                  Personal securities transactions

•                  A family member that controls or is employed by a broker/dealer, bank, investment advisor, pension plan, or Adviser client.

•                  A loan to an Adviser client (or their employees) or service provider (or their employees).

6.2                               Policy Statement Regarding Personal Trading

The Adviser recognizes that the personal investment transactions of its Employees and members of their immediate families/people in same household demand the application of a strict code of ethics. Consequently, the Adviser requires that all personal investment transactions be carried out in a manner that will not endanger the interest of any client or create any apparent or actual conflict of interest between the Adviser and its Employees, on the one hand, and the client, on the other hand. Thus, the Adviser has adopted the procedures set forth below.

6.3                               Personal Account Exemptions for Publicly Traded Securities

If an Employee certifies in writing that (1) the certifying Employee does not influence the investment decisions for any specified account of a spouse, child or dependent person and (2) the person or persons making the investment decisions for such account do not make such decisions, in whole or in part, upon information that the certifying Employee has provided, the Chief Operating Officer may, in his or her discretion, determine that such an account is not the Employee’s Personal Account and that purchases and sales of Publicly Traded Securities for such account are not subject to the pre-clearance requirements of this Code set forth below.

Similarly, if an Employee certifies in writing that trading in an account in which he or she has direct or indirect beneficial ownership is managed by someone other than the Employee, such as a third party who exercises complete investment discretion in managing the account, the Chief Operating Officer, may, in his or her discretion, determine that purchases and sales of Publicly Traded Securities for such account are not subject to the pre-clearance requirements of this Code set forth below. In addition, written verification by the third party involved in the management of the account may also be required in certain circumstances. If the Employee has any role in the managing the account, then this exception does not apply.

Securities held or traded in a personal account are nonetheless required to be included in the Employee’s initial, annual, and quarterly reports. Any actual or appearance of a conflict of interest in the trading in the Employee’s accounts may render these accounts subject to all of the provisions of this Code.

6.4                               Procedures Regarding Personal Trading

A.                                    Pre-Clearance

Once the Adviser manages assets for persons unaffiliated with the Adviser, the Adviser will not allow employees to purchase and sell securities without prior written approval.

All personal trades require written pre-clearance of purchases and sales of (i) all Publicly Traded Securities that are or will be held in an Employee’s Personal Account and (ii) all Limited Offerings or IPOs that are or will be beneficially owned by its Employees. This pre-clearance is intended to protect both the Adviser and personal transactions.

If you have any doubt as to whether the pre-clearance requirement applies to a particular security, please check with the Chief Operating Officer before entering into that transaction.

The pre-clearance requirement is satisfied by emailing Christopher Ainsworth and receiving email confirmation that the approval is granted to execute a requested transaction. This email is to be used in most cases, with the exception of investments in Limited Offerings or IPOs, which requires completion of the Intention to Participate in a Limited Investment Opportunity form (the “Limited Investment Opportunity Form”). An example of the information required in pre-clearance email and or the Limited Investment

Opportunity form is attached as Exhibit A. The Adviser will treat the pre-clearance process as Confidential Information and will not disclose this information except as required by law or for appropriate business purposes, and Employees must do the same with respect to approvals or denials of any request for pre-clearance.

As part of the pre-clearance process, each Employee wishing to buy or sell a security for a Personal Account must first confirm that he or she is not in receipt of any material, nonpublic information (i.e., “inside information”) that would affect the price of that security. Pre-clearance is not automatically granted for every trade. Trades for Personal Accounts generally must be consistent with recommendations and actions that the Adviser has taken on behalf of its clients. Therefore, without the prior approval of the Chief Operating Officer, an Employee may not take a position in a security contrary to the position taken by the Adviser for its clients.

Approval of a trade in a Personal Account means that, to the best of the Chief Operating Officer’s knowledge.:

•                                          The security is not then being considered for purchase or sale by the Adviser for any client. A security is “being considered for purchase or sale” when a recommendation to purchase or sell a security has been made and communicated to the portfolio manager.

•                                          The security is not in the process of being purchased or sold for a client of the Adviser, unless (1) such purchases or sales have been substantially completed, or (2) the transaction in the Personal Account will be blocked with the client trades, in accordance with the Adviser’s Trade Allocation Procedures.

•                                          The security was not purchased by the Adviser within 7 calendar days prior to the purchase by the Employee.

If within the 7 calendar day period following a personal trade, a decision is made to purchase or sell the same security for a client of the Adviser, the trade should be done for the client and an explanation of the circumstances must be reviewed by the Chief Operating Officer.

B.                                    Execution of Trades

The pre-clearance email must be completed on the day the Employee intends to initiate a transaction and the trade must be executed on that day. If for some reason an Employee cannot initiate trade instructions on that date, or the trade cannot be executed on that date, a new email must be completed and the appropriate authorization must be obtained again.

C.                                    Limited Investment Opportunities

When an Employee intends to effect a transaction that is an investment in a Limited Offering (e.g., a private placement, limited partnership (including hedge funds)), an IPO or any thinly traded public security (each, a “Limited Investment Opportunity”), the Employee must first consider whether or not the planned investment is one that is appropriate for any clients of the Adviser. Generally, the Adviser’s strategies would not include Limited Investment Opportunities. However, if a client’s account restrictions do not prohibit the acquisition of the security, the Limited Investment Opportunity may be an appropriate investment for the client. Therefore, the Employee must complete the Limited Investment Opportunity Form (attached as Exhibit A) and, through the Form, bring the Limited Investment Opportunity to the attention of the Chief Operating Officer, to allow him or her to determine if the Limited Investment Opportunity should be offered to the clients of the Adviser. Employees should be aware that completion of the Limited Investment Opportunity Form serves as confirmation that the Employee has considered the interests of the clients of the Adviser.

An Employee must complete a Limited Investment Opportunity Form for all transactions in which an Employee may acquire beneficial ownership in the security being offered by the Limited Offering, regardless of whether or not such security will be held in the Employee’s Personal Account.

The date on which the Limited Investment Opportunity Form is completed will generally be considered to be the trade date. However, in many cases, the trade date may not have been established by the issuer or seller of the Limited Offering or IPO at the time the trade is initiated. The Employee should then indicate that the trade date will be the date on which the seller or issuer finalizes the trade. If the Limited Investment Opportunity Form is completed within 15 days prior to the closing date of the transaction, the Employee will be considered to be in compliance with this Code. This is also the case if an Employee is the seller of a security originally purchased by such Employee in a Limited Investment Opportunity such as a Limited Offering.

D.                                    Exceptions to the Pre-clearance Requirements

The following types of investments are not required to be pre-cleared. However, none of the transactions listed below are exempt from the periodic reporting requirements discussed below.

•                                          Blocked Trades. If a proposed trade (sell/cover) in a security for a Personal Account is blocked with client trades in that security in compliance with the Adviser’s Trade Allocation Procedures, the trade may be executed without obtaining pre-approval on the standard form and without determining that the proposed trade complies with the requirements above. However, such transactions must be reported on the Employee’s Quarterly Transaction Report, and any holdings acquired in this manner must also be reported on the Annual Holdings Report.

•                                          Non-Volitional Transactions. The pre-clearance requirements do not apply to transactions as to which an Employee does not exercise investment discretion at the time of the transaction. For example, if a security owned by an Employee is called by the issuer of that security, the transaction does not have to be pre- cleared and the security may be delivered without pre-clearance. Similarly, if a option written by an Employee is exercised, then the stock may be delivered pursuant to that option without pre-clearing the transaction. However, if it is necessary to purchase securities in order to deliver them, the purchase of the securities must be pre-cleared. If the rules of an exchange provide for automatic exercise or liquidation of an in-the-money derivative instrument upon expiration, the exercise or liquidation of that position by the exchange does not require pre-clearance. All non-volitional transactions are required to be reported on the Employee’s Quarterly Transaction Report and, if necessary, the Annual Holdings

Report.

•                                          Automated Investment Plans. Purchases that are part of an established periodic Automated Investment Plan do not have to be pre-cleared, but participation in the plan should be pre-cleared prior to the first purchase. If an Employee’s spouse participates in such a plan at his or her place of employment, the Employee must pre-clear participation in the plan upon commencement of employment, or upon the spouse’s commencement of participation in the plan. Investments made through an automated investment plan must be reported on an Employee’s Quarterly Transaction Report and on his or her Annual Holdings Report.

•                                          Tender Offers. Tendering shares pursuant to a public tender offer is subject to special rules. If the tender offer is for 100% of the outstanding shares of a particular class, pre-clearance is not required with respect to securities of that class. If the tender offer is for less than 100% of the outstanding shares of a particular class, pre-clearance is required. (Adviser may be participating in the transaction on behalf of client accounts and an employee’s participation could reduce the number of shares able to be tendered on behalf of a client.) In either case, tender offers must be reported on an Employee’s Quarterly Transaction Report and, if necessary, the Annual Holdings Report.

6.5                               Reports of Personal Transactions (for All Reportable Securities)

Submission of Reports. In order for Adviser to monitor compliance with this Code, each Employee shall submit, or shall cause to be submitted, to the Chief Operating Officer the following reports:

A.                                    Initial Holdings Report. Each Employee shall submit to the Chief Operating Officer a complete and accurate Initial Holdings Report in the form attached hereto as Exhibit B within 10 days of becoming an Employee ( or within 30 days of receipt of the Code of Ethics), with information current as of a date no more than 45 days prior to the date of his or her employment or 45 days following the end of the prior year (whichever is more recent). The Initial Holdings Report includes all Reportable Securities the Employee had any direct or indirect beneficial ownership of upon commencement of employment by Adviser, regardless of whether or not the Reportable Securities are held in the Employee’s Personal Account. The Initial Holdings Report must contain, at a minimum, the following information:

•                                          The name of each Reportable Security and type of security.

•                                          As applicable, the ticker symbol or CUSIP number.

•                                          As applicable, the number of shares or principal amount of each Reportable Security.

•                                          The name of any broker, dealer or bank with which the Employee maintains an account in which any Reportable Securities.

•                                          The employee’s signature and the date the Initial Holdings Report is being submitted.

B.                                    Duplicate Confirmations and Account Statements. At the Adviser’s discretion, each Employee shall authorize the brokerage firm or other firm where such Employee’s Personal Accounts are maintained to send to the Chief Operating Officer duplicate confirmations of all transactions in Reportable Securities effected for such Employee’s Personal Accounts. A form letter to be used for this purpose is attached hereto as Exhibit C.

In addition, at the Adviser’s discretion, each Employee shall cause all of his or her brokers or other custodians to submit at least quarterly account statements for each of his or her Personal Accounts to Adviser. The account statements shall be sent directly by the broker or other custodian to the Chief Operating Officer regardless of whether any trading activity took place in the Personal Account during the quarter.

C.                                    Quarterly Transaction Reports. Each Employee must submit Quarterly Transactions Reports in the form attached as Exhibit D within 30 days of the each calendar quarter end for all transactions during the quarter in Reportable Securities. The Quarterly Transaction Reports must contain, at a minimum, the following information:

•                                          The trade date of the transaction and the name of each Reportable Security.

•                                          As applicable, the ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each Reportable Security.

•                                          The nature of the transaction (i.e., purchase, sale or other type of acquisition or disposition).

•                                          The price of the Reportable Security at which the transaction was effected.

•                                               The name of the broker, dealer, bank or transfer agent with or through which the transaction was effected.

•                                          The signature of the Employee and the date the report is being submitted.

D.                                    Annual Holdings Report. Each Employee shall submit a complete and accurate Annual Holdings Report in the form attached hereto as Exhibit E. The Annual Holdings Report is due by February 1st of each year and the information in the Annual Holdings Report must be current as of a date no more than 45 days prior to the date the Annual Holdings Report is submitted. At a minimum, the Annual Holdings Report must contain the same information as required in the Initial Holdings Report.

6.6                               Review and Retention of Reports

The Chief Operating Officer shall review each duplicate confirmation, transaction report and holdings report, and compare the transactions reported against the Pre-approval Forms that were prepared during the month or the quarter, as the case may be, to determine whether any violations of Adviser’s policies or of the applicable securities laws took place. If there are any discrepancies between trade confirmations and Pre-approval Forms, the Chief Operating Officer shall contact such Employee to resolve the discrepancy. Upon discovering a violation of these procedures, Adviser may impose such sanctions as it deems appropriate. Where a violation of procedures affects a client account, Adviser may require the trade to be unwound and any profits disgorged to the client account.

7.                                      OTHER BUSINESS CONDUCT

7.1                               Policy for Outside Activities

From time to time Adviser personnel may be asked to serve as directors, trustees or officers of various groups, including foundations or other charitable organizations or private or public companies. Some of these positions are paid, others unpaid. Often these positions involve work on financial matters, such as investments for the group or other business transactions.

7.2                               When Do The Requirements Apply?

The requirements discussed here apply to the following activities:

•                  A position that provides compensation directly or indirectly.

•                  A position with any “for-profit” company, whether public or private.

•                  An officer of an organization or a position that would be involved in financial matters or giving advice on financial matters — whether for a profit company or a non-profit entity.

Volunteer work for a charity is not covered by these requirements unless you are involved in the financial matters.

Requirements:

Prior to engaging in an outside activity, employees must complete the Activities Outside of Adviser form (Appendix G) and submit it to the Chief Operating Officer. All conflicts of interests must be disclosed on the form.

7.3                               No Special Favors

No Employee may purchase or sell securities pursuant to any reciprocal arrangement arising from the allocation of brokerage or any other business dealings with a third party. Accepting information on or access to personal investments as an inducement to doing business with a specific broker on behalf of clients of Adviser — regardless of the form the favor takes — is strictly prohibited. Personal transactions which create the appearance of special favoritism should be avoided.

8.                                      RESTRICTIONS ON GIFTS

8.1                               Policy Statement.

A conflict of interest occurs when the personal interests of Employees interfere or could potentially interfere with their responsibilities to Adviser and its clients. The overriding principle is that Employees should not accept inappropriate gifts, favors, entertainment, special accommodations, or other things of material value that could influence their decision-making or make them feel beholden to a person or firm. Similarly, Employees should not offer gifts, favors, entertainment or other things of value that could be viewed as overly generous or aimed at influencing decision-making or making a client feel beholden to the firm or the supervised person.

8.2                               De Minimis Gifts.

From time to time Adviser and/or Employees may receive gifts from third parties. Any gift received that has a value in excess of a de minimis amount should not be accepted. Generally, a gift of more than $100 would not be considered de minimis. Each Employee is responsible for determining the value of gifts received from third parties and whether a particular gift has de minimis value in the circumstances. However, Employees are reminded that the perception of a gift’s value by others is as important as the assessment of the gift’s value in the Employee’s judgment.

From time to time, Adviser and/or Employees may give or offer gifts to existing clients, prospective clients, or any entity that does business with or on behalf of Adviser. If the gift has a value in excess of a de minimis amount, such gift must be pre-approved by the Chief Operating Officer.

8.3                               Entertainment.

No Employee may provide or accept extravagant or excessive entertainment to or from a client, prospective client, or any person or entity that does or seeks to do business with or on behalf of Adviser. Employees may provide or accept a business entertainment event, such as dinner or a sporting event, of reasonable value, if the person or entity providing the entertainment is present.

9.                                      MISCELLANEOUS

9.1                               Importance Of Adherence To Procedures

It is very important that all Employees adhere strictly to this Code. Any violations may result in serious sanctions, including dismissal from Adviser.

9.2                               Annual Circulation/Certification of Receipt of Code and Amendments

This Code shall be circulated at least annually to all Employees, and at least annually each Employee shall be asked to certify in writing pursuant to the form attached hereto as Exhibit F that he or she has received and followed this Code. Each Employee will also be asked to certify to the receipt of any amendments to the Code circulated during the year.

9.3                               Reporting of Violation of the Code

All Employees should report promptly to the Chief Operating Officer any violation of this Code. All such reports will be treated confidentially to the extent permitted by law and Adviser shall not retaliate against any individual who reports a violation of this Code.

9.4                               Retention of Records

Adviser shall retain all documents produced by the Chief Operating Officer as required by this Code and all documents required to be submitted by Employees under this Code, including all duplicate confirmations and any documents referred to or incorporated therein, as part of the books and records required by the Advisers Act and the rules thereunder.

9.5                               Questions

Any questions regarding this Code should be referred to the Chief Operating Officer.

List of Exhibits

Exhibit A	Request for Pre-approval of Purchase or Sale of Publicly Traded Securities for Personal Account

Request for Pre-approval of Purchase or Sale of a Limited Investment Opportunity

Exhibit B	Initial Holdings Report

Exhibit C	Broker or other custodian duplicate confirmation request form letter

Exhibit D	Quarterly Transaction Report

Exhibit E	Annual Holdings Report

Exhibit F	Certificate of Receipt of Code of Ethics

Exhibit G	Activities Outside of Maerisland Capital, LLC

Exhibit A

Intention to Execute Employee Personal Trades in Publicly Traded Securities

Employee Name:	Account Name:

Date	Buy	Sell	Shares/ Amount	Security Name	Symbol	Broker	Price

I confirm that I am not in possession of any Inside Information (as defined in ADVISER’s Code of Ethics) concerning this security or its issuer.

Employee Signature:

Who should submit this form?

All Employees.

When should this form be submitted?

Before the trade is placed.

Whose trades are covered?

Trades for Personal Accounts, including any account in which an Employee has a beneficial interest and each and every account for which an Employee, an Employee’s spouse, minor child or other dependent influences or controls investment decisions.

How long is approval valid?

The trade must be executed on the day approval is given.

Who grants the approval?

The Chief Operating Officer.

What trades require approval?

Publicly-Traded Securities, including stocks, bonds, options.

What trades do not require approval?

CDs, commercial paper, open-end mutual funds, banker acceptances and U.S. Government bonds.

Are short-term trades acceptable?

Employees are expected to not trade for short-term profits.

Are contrary positions acceptable?

Contrary positions will not be approved except in special circumstances.

How is approval granted?

If approved, a copy of this form will be delivered to the Employee promptly and may be preceded by electronic confirmation and approval.

The Code of Ethics is designed to avoid the actual or apparent conflicts of interest between the interests of Adviser’s Employees and the interests of its clients. The guidelines presented above address the most commonly asked questions. Please refer to the Code of Ethics for a complete explanation of these and other issues, or contact the Chief Operating Officer directly.

Approval

Approval has been granted for the above transaction(s) in accordance with the current Code of Ethics as follows: (1) there are no open orders to buy or sell the above security(ies); (2) all transactions for clients in the above security(ies) have been completed for the day; or (3) all transactions have been aggregated according to a pre-approved schedule.

Chief Operating Officer	Date and Time Stamp

☐                                    If you wish to take a position contrary to the Adviser’s clients (i.e., by requesting approval to sell a security purchased and still held by clients or to purchase a security recently sold by clients), please explain below:

A-1

Exhibit A

Intention to Participate in a Limited Investment Opportunity

Employee Name:	Account Name:

Estimated Date of Transaction	Buy	Sell	Shares/ Amount	Security Name	Broker	Price

I confirm that I am not in possession of any Inside Information (as defined in ADVISER’s Code of Ethics) concerning this security or its issuer.

Employee Signature:

Who should submit this form?

All Employees.

When should this form be submitted?

Before the trade is placed.

Whose trades are covered?

Trades for Personal Accounts, including any account in which an Employee has a beneficial interest and each and every account for which an Employee, an Employee’s spouse, minor child or other dependent influences or controls investment decisions.

How long is approval valid?

The trade must be executed on the day approval is given.

Who grants the approval?

The Chief Operating Officer.

What trades require approval?

Private Placements, IPOs and other Limited Investment Opportunities

Are short-term trades acceptable?

Employees are expected to not trade for short-term profits.

Are contrary positions acceptable?

Contrary positions will not be approved except in special circumstances.

How is approval granted?

If approved, a copy of this form will be delivered to the Employee promptly and may be preceded by electronic confirmation and approval.

The Code of Ethics is designed to avoid the actual or apparent conflicts of interest between the interests of Adviser’s Employees and the interests of its clients. The guidelines presented above address the most commonly asked questions. Please refer to the Code of Ethics for a complete explanation of these and other issues, or contact the Chief Operating Officer directly.

Approval

Approval has been granted for the above transaction(s) in accordance with the current Code of Ethics as follows: (1) there are no open orders to buy or sell the above security(ies); (2) all transactions for clients in the above security(ies) have been completed for the day; or (3) all transactions have been aggregated according to a pre-approved schedule.

Chief Operating Officer	Date and Time Stamp

☐                                    If you wish to take a position contrary to Adviser’s clients (i.e., by requesting approval to sell a security purchased and still held by clients or to purchase a security recently sold by clients), please explain below:

A-2

Exhibit B

Initial Holdings Report

(complete within 10 days of becoming an Employee or with 30 days of receipt of Code of Ethics)

Employee:	Date:

Note: In lieu of completing this report, you may attach duplicate copies of your most recent brokerage or custodian statements provided they are current within 45 days of the date of this report and sign below certifying that all required information has been provided.

1.                                       Holdings

		Ticker Symbol or	Number of Shares or
Name of Reportable Security	Type of Security	CUSIP	Principal Amount

2.                                       Brokerage / Custody Accounts

Name of Institution and Account Holders’ Name (i.e., you, spouse, child)	Account Number	Have you requested duplicate statements?

Signature:

Reviewed by:

Print Name:	(the Chief Operating Officer)

Signature:

Date:

B-1

Exhibit C

Form of Authorization Letter

[Date]

[Broker name and address]

RE: [Employee]

Dear Sir or Madam:

Please be advised that the above referenced person is an employee of Maerisland Capital, LLC. We request that you send duplicate confirmation of this employee’s transactions in securities, as well as duplicate statements to the attention of:

Maerisland Capital, LLC

Attention: Christopher Ainsworth

620 Newport Center Drive, Suite 1100

Newport Beach, CA 92660

This request is made pursuant to the personal trading policies of Maerisland Capital, LLC.

Sound you have any questions or need to reach me please feel free to contact me at 949-721-6668 office or via email at cainsworth@maerislandcapital.com. Thank you for your cooperation.

Sincerely,

Christopher Ainsworth

Chief Operating Officer

Authorization by Employee:
[name of employee]

cc: [Employee]

C-1

Exhibit D

Quarterly Transaction Report

(complete within 30 days following the end of each quarter )

Employee:	Date:

Note: In lieu of completing this Report, you may attach duplicate copies of all of your brokerage or custodian statements for the quarter and sign below certifying that all required information has been provided.

1.                                       Transactions in Reportable Securities

Name of Security	Ticker Symbol or CUSIP	Broker	Number of Shares/ Principal Amount	Interest Rate & Maturity Date	Nature of Transaction (i.e, buy, sale)	Transaction Price	Date of Transaction

2.                                       Transactions in Limited Offerings (Includes Private Placements, Hedge Funds, IPOs and Other Offerings Not Publicly Available)

Name of Security	Ticker Symbol or CUSIP	Broker	Number of Shares/ Principal Amount	Interest Rate & Maturity Date	Nature of Transaction (i.e, buy, sale)	Transaction Price	Date of Transaction

2.                                       Brokerage / Custody Accounts Opened During Quarter

Name of Institution and Account Holders’ Name (i.e., you, spouse, child)	Account Number	Have you requested duplicate statements?

Signature:

Reviewed by:

Print Name:	(the Chief Operating Officer)

Signature:

Date:

D-1

Exhibit E

Annual Holdings Report

(to be accurate within 45 days of submission)

Employee:	Date:

Note: In lieu of completing this report, you may attach duplicate copies of your most recent brokerage or custodian statements provided they are current within 45 days of the date of this report and sign below certifying that all required information has been provided.

1.                                       Holdings

		Ticker Symbol or	Number of Shares or
Name of Reportable Security	Type of Security	CUSIP	Principal Amount

2.                                       Brokerage / Custody Accounts

Name of Institution and Account Holders’ Name (i.e., you, spouse, child)	Account Number	Have you requested duplicate statements?

I hereby certify that during the calendar year                       I have complied with my obligations under the Code of Ethics as in effect during that period, including the obligations not to purchase or sell Publicly Traded Securities on the basis of “insider information” and to provide Adviser with duplicate confirmations and quarterly report reflecting all purchases and sales of Publicly Traded Securities for my Personal Accounts.

Signature:

Reviewed by:

Print Name:	(the Chief Operating Officer)

Signature:

Date:

E-1

Exhibit F

Certificate of Receipt of Code of Ethics

I hereby certify that I have received a copy of the Code of Ethics of Maerisland Capital, LLC and that I have read it and understand it. I have had the opportunity to ask any questions I may have concerning the meaning and interpretation of the provisions of the Code of Ethics and I understand the obligations set forth therein applicable to me. I agree to abide by and comply with all such policies and procedures.

Employee Signature:

Print Name:

Date:

F-1

Appendix A

Activities Outside of Maerisland Capital, LLC

In accordance with Maerisland Capital, LLC’s Code of Ethics, I wish to advise the Chief Operating Officer of the following outside activity, so as to avoid any possible conflict of interest as it relates to my current position with the firm.

Date:

Name:	Group:

Name of Outside Organization:

Address:

Business Activity (e.g. advisor, broker/dealer…):

Function or title:

Compensation (direct/indirect/none):

Are you an investor in the organization?

Will you exercise discretion over financial matters?

Organization Type: Public/Non-public/Charitable:

Does Adviser have a business relationship with the organization?

Possible Conflict of Interest:

I understand that my first priority is to Maerisland Capital, LLC. At all times I will continue to abide by the Code of Ethics, especially those elements that may involve ethical behavior, client information, release of material non-public (“insider”) information, personal trading, company supplied research material, proprietary information/computer systems data or programs and/or the purchase/sale of securities involving Maerisland Capital, LLC clients. Further, I will make it known to all necessary parties that my involvement with any other organization is not meant financially or otherwise to benefit or involve the Adviser. I will not use my position with the Adviser or use the Adviser name or any association with the Adviser as part of my involvement with this outside activity. No contribution or compensation that I may make or receive, whether direct or indirect, is to be construed as a direct or indirect arrangement with the Adviser. Should any of the above information change, I will notify my supervisors and the Chief Operating Officer immediately. In addition, should I become aware of any public offerings by the non-Adviser company, or should I purchase or be granted additional shares of stock in the non-Adviser company, I will immediately advise the Chief Operating Officer and submit any necessary supplemental documentation.

Signature:		Date:

Approved:	Date:

G-1